EXHIBIT (1) (c)

         Resolution of Board of directors of Life of Virginia authorizing the establishment of Investment Subdivisions of Separate Account II which invest in shares of Fidelity Variable Insurance Products Fund II, Asset Manager Portfolio and Neuberger & Bermans Adviser Management Trust, Balanced Portfolio


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Resolution:  Separate Account II

WHEREAS, The Executive Committee of the Board of Directors of the Life Insurance Company of Virginia ("Company"), pursuant to the provisions of Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account II ("Separate Account II") on August 21, 1986; and

WHEREAS, The Company wishes to establish two additional investment subdivisions of Separate Account II which will invest in shares of the Asset Manager Portfolio of Fidelity's Variable Insurance Products Fund II and the Balanced Portfolio of Neuberger and Berman's Adviser Management Trust; and

NOW, THEREFORE, BE IT RESOLVED, That, the Executive Committee of the Board of Directors of the Company does hereby establish and create the following additional investment subdivisions of Separate Account II which will invest in shares of the mutual fund portfolios set forth below:



    INVESTMENT SUBDIVISIONS            TO BE INVESTED IN
    -----------------------       ---------------------------

                                  Fidelity Variable Insurance
                                  Products Fund II:

    FID Asset Manager              - Asset Manager Portfolio

                                  Neuberger and Berman's
                                  Advisers Management Trust:

    N & B Balanced                 - Balanced Portfolio


FURTHER RESOLVED, That the President, any Senior Vice President, or any Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments to be made, and the Executive Committee hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President, any Senior Vice President, or any Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and to such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

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The undersigned hereby certifies that she is the Assistant Secretary of The Life
Insurance Company of Virginia, a corporation organized and existing under the laws of the Commonwealth of Virginia; that the foregoing is a true and exact copy of a resolution adopted by the Executive Committee at a meeting held on the 5th day of September, 1989; that passage of this resolution was in all respects legal; and that the resolution remains in full force and effect as of this 7th day of September, 1989.




                                 _______________________________________
                                 Margaret M. Parker, Assistant Secretary



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